UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 31, 2008
Date of report (date of earliest event reported)

STEINER LEISURE LIMITED
(Exact Name of Registrant as Specified in Its Charter)

Commonwealth of The Bahamas
(State or other Jurisdiction of Incorporation)

0-28972	98-0164731
(Commission File Number)	(IRS Employer Identification No.)

Suite 104A, Saffrey Square
Nassau, The Bahamas	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

(242) 356-0006
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a) As previously disclosed in a Form 8-K filed on October 29, 2008, Charles D. Finkelstein resigned from his position on the board of directors (the "Board") of Steiner Leisure Limited (the "Company") effective as of October 28, 2008. Accordingly, the Board is now comprised of three directors who are "independent" as defined in Nasdaq Marketplace Rule 4200 and three directors who are not independent pursuant to that definition.

On October 31, 2008, Nasdaq provided notice to the Company that the Company currently does not comply with the requirement under Nasdaq Marketplace Rule 4350(c)(1) that a majority of the Company's board of directors must be comprised of independent directors. The notice confirmed that, consistent with Marketplace Rule 4350(c)(1), the Company has a cure period in order to regain compliance, which cure period extends until the earlier of the Company's next annual shareholders' meeting, scheduled to take place June 10, 2009 or October 28, 2009; or April 27, 2009, if the next annual shareholders' meeting is held before April 27, 2009.

In order to regain compliance, the Company must provide documentation to Nasdaq evidencing the appointment of a fourth independent director no later than the above-referenced dates. The Company is actively conducting a search for an independent director to serve on the Board in order to satisfy the requirements of Nasdaq on a timely basis.

A copy of the press release issued by the Company on October 31, 2008, announcing the receipt by the Company of the above-referenced notice from Nasdaq, is included as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits
Exhibit Number	Description
99.1	Press Release regarding notice pursuant to Nasdaq Marketplace Rule 4803(a), issued by Steiner Leisure Limited on October 31, 2008.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEINER LEISURE LIMITED

Date: November 3, 2008	/s/ Leonard I. Fluxman
Leonard I. Fluxman
President and Chief Executive Officer